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                                                                      EXHIBIT 11

                       TEGAL CORPORATION AND SUBSIDIARIES

                        STATEMENT REGARDING COMPUTATION
                            OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                      YEAR ENDED MARCH 31,
                                                                  -----------------------------
                                                                   1997        1996       1995
                                                                  -------     ------     ------
Net income......................................................  $ 3,140     $5,566     $  828
                                                                  -------     ------     ------
Weighted average shares outstanding during the period...........   10,138      4,692        534
Preferred stock on an "as if" converted basis...................       --      3,309      5,876
Common shares issued and stock options granted in accordance
  with Staff Accounting Bulletin No. 83.........................       --          1        774
Common stock equivalent.........................................      572        897        189
                                                                  -------     ------     ------
Shares used in per share computation............................   10,710      8,899      7,373
                                                                  =======     ======     ======
Net income per share............................................  $  0.29     $ 0.63     $ 0.11
                                                                  =======     ======     ======
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